Exhibit 5.1

Texas New York Washington, DC Connecticut Seattle Dubai London	Bracewell & Giuliani LLP 711 Louisiana Street Suite 2300 Houston, Texas 77002-2770 713.223.2300 Office 713.221.1212 Fax bgllp.com

December 17, 2015

Allegiance Bancshares, Inc.

8847 West Sam Houston Parkway N., Suite 200

Houston, Texas 77040

Ladies and Gentlemen:

We have acted as special counsel to Allegiance Bancshares, Inc., a Texas corporation (the “Company”), in connection with the Company's Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of up to an aggregate of 85,025 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share, issuable pursuant to the Allegiance Bancshares, Inc. Amended and Restated Employee Stock Purchase Plan (the “Plan”). We have been asked by the Company to render this opinion.

We have examined originals or copies identified to our satisfaction of (a) the Registration Statement in the form to be filed with the Commission on the date hereof; (b) the Plan; (c) the Certificate of Formation of the Company and Bylaws of the Company, each as amended to date; (d) certain resolutions adopted by the Board of Directors of the Company relating to the Plan, the filing of the Registration Statement and certain related matters; (e) certain resolutions adopted by the stockholders of the Company relating to the Plan; and (f) such other instruments, documents and records as we have deemed necessary, relevant or appropriate for the purposes hereof. We have relied on, and assumed the accuracy of, certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to authentic original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Allegiance Bancshares, Inc.

December 17, 2015

Based on the foregoing, subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that, when issued by the Company pursuant to the provisions of the Plan following due authorization of a particular sale thereunder by the Board of Directors of the Company or a duly constituted and acting committee thereof (the “Board”) as provided in and in accordance with the Plan, the Shares issuable pursuant to such sale will have been duly authorized by all necessary corporate action on the part of the Company; and, upon issuance and delivery of such Shares from time to time pursuant to the terms of such sale for the consideration established pursuant to the terms of the Plan and otherwise in accordance with the terms and conditions of such sale, including, if applicable, the payment for such Shares as provided therein, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board or a duly constituted and acting committee thereof as provided therein, such Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and is limited to the applicable provisions of the laws of the State of Texas and the relevant federal law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/S/ BRACEWELL & GIULIANI LLP

Bracewell & Giuliani LLP